Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
January 26, 2006	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
212-395-7726
robert.a.varettoni@verizon.com

Verizon Communications Reports Strong 4Q 2005 Results,

Driven by Continued Growth in Wireless and Broadband

Industry-Record Broadband Net Adds and Wireless Record Growth and Margins

Fuel 4Q Revenues of $19.3 Billion, Annual Revenues of $75.1 Billion

2005 HIGHLIGHTS

Financial Performance

•	Fourth-quarter diluted earnings per share of 59 cents, or 64 cents per share before special items (non-GAAP measure); 2005 earnings per share of $2.65, or $2.56 per share before special items (non-GAAP)

•	Fourth-quarter consolidated operating revenues of $19.3 billion, up 6.7 percent on a comparable basis (non-GAAP) from fourth quarter 2004; 2005 revenues of $75.1 billion

•	$22.0 billion in 2005 Cash Flows From Operations

Operational Performance

•	Verizon Wireless fourth-quarter results: Industry-record 2.0 million net customer additions, up 20.5 percent from fourth quarter 2004; 51.3 million total customers, up 17.2 percent from 2004; repeat record-low quarterly churn (customer turnover) of 1.2 percent; total revenues up 18.3 percent from fourth quarter 2004; EBITDA margin (non-GAAP) of 46.8 percent

•	Wireline fourth-quarter results: Industry-record 613,000 net new broadband connections (DSL and Verizon FiOS data lines); 5.1 million total broadband connections, up 47.6 percent from 2004; total data revenues up 9.0 percent from fourth quarter 2004; average monthly revenue per residential customer up 3.9 percent to $51.50

Verizon News Release, page 2

Notes: Reclassifications of prior-period amounts have been made to reflect comparable results excluding Verizon’s Hawaii wireline and directory operations, which were sold in the second quarter 2005. See the schedules accompanying this news release and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for the non-GAAP financial measures included in this announcement. Discontinued operations in the prior-year periods presented include the operations of Verizon Information Services Canada.

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported strong fourth-quarter and year-end 2005 results, highlighted by an industry-record quarterly total for net new wireline broadband connections, as well as continued record growth and sustained margins at Verizon Wireless.

For the fourth quarter 2005, Verizon reported earnings of $1.7 billion, or 59 cents per diluted share, compared with $3.0 billion, or $1.08 per share, in the fourth quarter 2004. Reported earnings in the fourth quarter 2005 include non-recurring net expenses for previously announced changes to management retirement benefit plans, as well as severance and relocation costs. The fourth quarter 2004 principally included non-recurring gains from sales of non-strategic assets and tax benefits.

Before special items, earnings were 64 cents per share in both the fourth quarter 2005 and the fourth quarter 2004.

For the year, Verizon reported earnings of $7.4 billion, or $2.65 per share, in 2005, compared with $7.8 billion, or $2.79 per share, in 2004. Before special items, earnings were $7.2 billion, or $2.56 per share, in 2005, compared with $7.0 billion, or $2.51 per share, in 2004.

‘Strategies Taking Root’

“Verizon finished the year strongly, and as we begin 2006 our strategies are taking root,” said Ivan Seidenberg, Verizon chairman and CEO. “We continue to grow what is already a great customer base — especially as we continue to introduce innovations in wireless and broadband services.

Verizon News Release, page 3

“At the same time, we are investing in our powerful networks to position Verizon for additional growth in the future. We see real momentum in these growth initiatives, and we look forward to seizing the opportunities we see in the large-business market with our new Verizon Business unit.”

Continued Revenue Gains

Quarterly consolidated operating revenues reached $19.3 billion in the fourth quarter 2005. On a comparable basis (non-GAAP, excluding revenues in both periods from operations that Verizon sold in 2005), consolidated operating revenues increased 6.7 percent from $18.1 billion in the fourth quarter 2004.

Verizon’s growth businesses — wireless, broadband, data and long-distance services — contributed 59.6 percent to fourth-quarter 2005 revenues, compared with a 54.9 percent contribution to fourth-quarter 2004 revenues.

Annual consolidated operating revenues were $75.1 billion in 2005, or $74.9 billion excluding revenues from operations since sold. On a comparable basis, this is a revenue increase of 6.0 percent from $70.7 billion in 2004.

Total operating expenses were $15.6 billion in the fourth quarter 2005 and $60.3 billion for the full year, up 4.8 percent and 3.7 percent, respectively, from the similar periods in 2004.

Growth in Total Customer Connections

Verizon’s total customer connections — which include wireline switched access lines, wireless customers, and wireline and wireless customers using broadband connections (EV-DO, DSL or FiOS) — increased to 105.3 million at the end of the fourth quarter 2005. This is an

Verizon News Release, page 4

increase of 5.7 percent compared with the fourth quarter 2004, and an increase of 1.8 million customer connections compared with the end of the third quarter 2005.

Switched access lines totaled 48.8 million at the end of the fourth quarter 2005, a decline of 6.7 percent compared with the end of the fourth quarter 2004. This has been more than offset by increases of 47.6 percent in wireline broadband connections and 17.2 percent in total wireless customers over the same period.

Continued Solid Margins, Cash Flows

Verizon’s consolidated operating income margin was 19.2 percent in the fourth quarter 2005, compared with 18.4 percent in the fourth quarter 2004. When adjusted to exclude the special and non-recurring items as well as net pension and OPEB (other post-retirement benefits) impact, Verizon’s consolidated operating income margin would have been 22.1 percent in the fourth quarter 2005 and 20.2 percent in the fourth quarter 2004 (non-GAAP measures) — the fourth consecutive quarter of gains in consolidated margins.

Cash Flows From Operations were $22.0 billion in 2005, compared with $21.8 billion in 2004. In 2005, net cash used in investing activities was $18.5 billion, including $15.3 billion in capital expenditures. Net cash used in financing activities was $5.0 billion.

Verizon’s total debt decreased $0.3 billion compared with year-end 2004, to $39.0 billion at year-end 2005.

Wireless Builds on Momentum of Sustained Strong Performance

At Verizon Wireless, record growth and profitability in the fourth quarter 2005 built on the momentum of its sustained strong performance, quarter after quarter. This was the 14th consecutive quarter of double-digit, year-over-year revenue growth; the seventh consecutive

Verizon News Release, page 5

quarter that the company added more than 1.5 million customers, and the fourth consecutive quarter of EBITDA margins of more than 40 percent.

Verizon Wireless added 7.5 million net new customers over the last 12 months and now has 51.3 million customers nationwide.

The company continued to set records for low churn, a key measure of customer loyalty, with total churn of 1.2 percent for the fourth quarter 2005 (matching the company’s previous quarterly record) and 1.3 percent for the year. Churn among the company’s 47 million retail postpaid customers was even lower — 1.0 percent for the quarter and 1.1 percent for the year.

Verizon Wireless revenues were $8.7 billion in the fourth quarter 2005, an 18.3 percent increase compared with $7.3 billion in the fourth quarter 2004 — driven by continued strong customer growth and demand for data services. Full-year 2005 wireless revenues were $32.3 billion, an increase of 16.8 percent compared with 2004.

Wireless operating income margins were 25.8 percent for the fourth quarter and 22.8 percent for the year, the result of the company’s continued focus on managing costs and efficiencies as it added record numbers of customers.

Wireless EBITDA margins were 46.8 percent for the fourth quarter and 43.2 percent for the year. (EBITDA — or earnings before interest, taxes, depreciation and amortization — is a non-GAAP measure that adds depreciation and amortization to operating income; EBITDA margin is calculated by dividing EBITDA by wireless service revenues.)

Record Wireline Broadband Growth

Verizon’s wireline business segment added a net of 613,000 wireline broadband connections in the fourth quarter 2005. This is a broadband industry record, topping any prior quarterly total posted by a telecommunications or cable company.

Verizon News Release, page 6

This brings the company’s year-end total to 5.1 million wireline broadband connections, representing 1.7 million net additions in 2005 — a growth rate of 47.6 percent compared with year-end 2004. Wireline broadband connections include totals for both DSL and FiOS, Verizon’s next-generation, fiber-optic-based service.

Operating revenues on a comparable basis at Domestic Telecom were $9.4 billion in the fourth quarter 2005, a 1.8 percent decrease compared with the fourth quarter 2004. For the year, comparable wireline operating revenues were $37.6 billion, a 1.1 percent decrease compared with 2004.

Revenues from DSL and FiOS data contributed to total wireline data revenues of $2.2 billion in the fourth quarter 2005, a 9.0 percent increase compared with the fourth quarter 2004. For the year, data revenues of $8.5 billion grew 10.5 percent compared with 2004 and now represent 23.4 percent of total wireline revenues, up from 21.1 percent at the end of 2004.

Long-distance services including regional toll services, another wireline growth area, contributed $1.1 billion to total wireline revenues in the fourth quarter 2005 and $4.3 billion in the full year, up 2.7 percent and 5.0 percent, respectively, compared with the similar periods in 2004.

Operating income margin for the wireline segment was 11.1 percent in fourth quarter 2005 and 12.7 percent for the year, compared with 15.0 percent and 14.9 percent in the similar periods in 2004. When adjusted to exclude the net pension and OPEB impact, wireline’s operating income margin would have been 14.5 percent in the fourth quarter 2005 and 16.1 percent for the year, compared with 17.1 percent and 17.0 percent in the similar periods in 2004 (non-GAAP measures). For 2006, Verizon is targeting comparable annual operating income margins of about 16 percent.

Verizon News Release, page 7

Consistent with past practice, Verizon believes that excluding the impact of net pension and OPEB expenses or credits enhances comparability, providing a better picture of operating cost management.

Earnings Comparisons and Special Items

Verizon’s reported fourth-quarter 2005 earnings of $1.7 billion, or 59 cents per share, primarily included non-recurring expenses of $59 million, or 2 cents per share, to recognize the net effect of the restructuring of management retirement benefit plans announced in December 2005, and 1 cent per share in expenses each for a voluntary severance program for union-represented employees ($36 million) and for net relocation costs associated with the new Verizon Center in New Jersey ($29 million).

Fourth-quarter 2004 earnings of $1.08 per share included net gains of $1.0 billion, or 36 cents per share, from the sales of Verizon Information Services Canada and Verizon’s investment stake in TELUS Corp.; and tax benefits of $234 million, or 8 cents per share, from previous investment-related losses.

Verizon’s reported year-end 2005 earnings of $7.4 billion, or $2.65 per share, also included non-recurring gains of $336 million each, or 12 cents per share each, related to the sale of wireline and directory operations in Hawaii, and for tax benefits recognized on prior-year investment losses. These gains were partially offset by net tax expense of $206 million, or 7 cents per share, for the repatriation of foreign earnings, as well as asset impairments at Verizon’s leasing operations and other costs of $133 million, or 5 cents per share.

Reported year-end 2004 earnings of $7.8 billion, or $2.79 per share, also included $499 million, or 18 cents per share, in severance-related charges, partially offset by a $43 million, or 2 cents per share, gain on the sale of an investment.

Verizon News Release, page 8

Net pension and OPEB costs reduced Verizon’s earnings by 30 cents per share in 2005, compared with 21 cents per share in 2004. The earnings dilution from FiOS was 15 cents per share in 2005, compared with 4 cents per share in 2004.

2006 Guidance Items

In 2006, Verizon expects that net pension and OPEB costs will reduce earnings by 34 cents to 36 cents per share, compared with the 30 cents per share noted above.

Regarding 2006 capital spending, the company reiterated previous guidance of from $15.4 billion to $15.7 billion, excluding capital related to Verizon’s recently closed merger with MCI, Inc. Verizon announced today that, with MCI, total 2006 capital spending is expected to be from $17.0 billion to $17.4 billion. This includes about $550 million in integration capital in 2006 to improve efficiencies and help achieve merger synergies, which have a net present value of approximately $8 billion in incremental revenues and operational savings, including investments in network and systems to achieve these savings.

Network savings represent nearly half of the synergies, as bringing traffic onto Verizon’s networks is expected to save more than $200 million in 2006. Workforce reductions and information technology savings each represent about 20 percent of the synergy totals.

Verizon Business

Related to the merger closing, Verizon Business — the industry’s new provider of advanced communications and information technology solutions to large businesses and government - earlier this week unveiled a robust line of integrated services, including new integrated wireless and wireline network access offerings.

Verizon News Release, page 9

Business Segment Highlights

Following are highlights from Verizon’s 2005 business segments.

Wireline:

•	By the end of 2005, the company was deploying or selling FiOS fiber-to-the-premises (FTTP) broadband data services in 16 states, passing a cumulative 3 million homes and businesses. In markets where Verizon has been selling FiOS data services for at least nine months, the average penetration rate at the nine-month mark was 14 percent.

•	Verizon has franchises covering 1 million households for FiOS video services. Market penetration in Keller, Texas — Verizon’s first video market — is 21 percent in four months. Verizon announced it had begun sales of FiOS video in markets in Massachusetts and New York earlier this week, and it expects to announce sales in a California market shortly.

•	Approximately 65 percent of Verizon residential customers have purchased local services in combination with either Verizon long-distance or a Verizon broadband connection, or both. This compares with approximately 55 percent in the fourth quarter 2004. In addition, Verizon now has nearly 350,000 customers who receive a Verizon DirecTV bundle.

•	Consumer demand for value-added services has increased average monthly revenue per wireline customer to $51.50, up 3.9 percent from the fourth quarter 2004.

•	Approximately 5.5 million Verizon Freedom packages were in service to residential and business customers by the end of the fourth quarter 2005, an increase of 1.1 million since the end of the fourth quarter 2004. Verizon Freedom plans help retain and win back customers by offering local services with various combinations of long-distance, wireless and Internet access, available on one bill. Freedom packages for business customers have passed the 1 million mark and are up 38 percent since year-end 2004.

•	Wholesale voice connections — which includes resale, Unbundled Network Element-Platform (UNE-P) and end-to-end wholesale voice services provided under commercial agreements — totaled 5.5 million at the end of the fourth quarter 2005, down 16.1 percent from the end of the fourth quarter 2004. At the same time, continued growth from sales of wholesale special access products — such as high-speed DS1 and DS3 circuits — contributed to $2.1 billion in fourth-quarter 2005 wholesale revenues, an increase of 1.6 percent compared with the fourth quarter 2004.

•	Comparing fourth quarter 2005 with fourth quarter 2004, consumer revenues were $3.8 billion, down 1.1 percent, and business revenues were $2.8 billion, down 4.4 percent.

Verizon News Release, page 10

•	For the year, wireline total operating revenues were $37.6 billion, down 1.1 percent from 2004. Total operating expenses were $32.8 billion in 2005, up 1.4 percent from 2004.

Wireless:

•	Retail gross additions increased 4.6 percent over the fourth quarter 2004. Retail net additions increased 15.4 percent, to 1.8 million of the company’s 2.0 million total net additions. Retail customers are 96 percent of the company’s customer base.

•	Service revenues (which do not include taxes and regulatory fees) were $7.4 billion for the fourth quarter 2005, up 14.9 percent. For the year, service revenues were $28.1 billion, up 15.3 percent. Average monthly service revenue per customer was $49.36 for the quarter and $49.49 for the full year, down 1.9 percent and 1.5 percent, respectively, from the similar periods in 2004.

•	Verizon Wireless continued to deliver industry-leading cost efficiency, even as it added a record-high volume of new customers. Cash expense per customer declined 2.9 percent for the full year and 13.7 percent, to $26.27, for the fourth quarter, achieving the company’s lowest-ever annual and quarterly per-customer expense levels.

•	Data services revenues in 2005 more than doubled over the previous year, contributing $2.2 billion in revenues. In the fourth quarter, $731 million, or 9.8 percent, of service revenues came from data services, up from 5.6 percent in the prior year’s quarter. The company now has 23.7 million data customers — a 43 percent increase compared with 2004.

•	Verizon Wireless, the first to build a national wireless broadband network, continued to extend the reach of its 3G EV-DO high-speed network. During the fourth quarter, the company expanded its award-winning broadband network to now include 180 major metropolitan areas covering approximately 150 million Americans coast to coast.

•	More than 3.5 million customers had broadband-capable devices at the end of the fourth quarter 2005, as the company continued its stream of new broadband devices, including the first EV-DO enabled Motorola RAZR; Palm’s Treo 700, the first Windows Mobile-based Treo smartphone; and aircards embedded in laptops and PDAs from major manufacturers.

•	The company’s broadband network also made possible its launch earlier this month of V CAST Music, the world’s most comprehensive mobile music service. Customers can download music over the air directly to their wireless phones and to their Windows XP PCs, and can transfer new and existing digital music from the PC to their wireless phone. Two new V CAST Music-capable handsets are available. One million songs will be available on V CAST Music by spring from artists at major music labels, Warner Music Group, EMI Music, Universal and Sony/BMG, and at independent providers, including The Orchard.

•	Usage of the company’s Get It Now services continued to climb, with an industry-leading 7.4 billion text messages during the fourth quarter. In addition, customers exchanged more

Verizon News Release, page 11

than 134 million picture and video messages and had nearly 35 million downloads of games, exclusive content, ringtones and ringback tones.

•	During the fourth quarter, the company continued to expand and diversify its distribution channels with the opening of stores inside 117 BJ’s Wholesale Clubs, mainly in the Northeast. Customers can now purchase Verizon Wireless service and equipment at more than 2,000 Verizon Wireless communications stores including stores in Circuit City and BJ’s, and from 7,000 Verizon Wireless agents nationwide including Best Buy and Costco.

Information Services:

•	Verizon Information Services’ (VIS) fourth-quarter operating revenues were $844 million, bringing full-year revenues to $3.45 billion, compared with $874 million and $3.55 billion in the fourth quarter and full-year 2004, respectively. This fourth-quarter decrease of 3.4 percent and full-year decrease of 2.7 percent were primarily driven by reductions in domestic print advertising revenue. However, reductions in total operating expenses have resulted in an improved operating income margin for both the fourth quarter and the full year when compared with the similar periods in 2004.

•	In 2005, VIS’ domestic online directory and search service, SuperPages.com, achieved revenue growth of 18.4 percent compared with 2004, and Internet yellow pages searches increased 17.1 percent over the same period.

•	In December, Verizon announced that it is exploring divesting VIS through a spin-off, sale or other strategic transaction.

International:

•	Fourth-quarter revenues were $567 million, bringing full-year revenues to $2.2 billion, compared with $544 million and $2.0 billion in the fourth quarter and full-year 2004, respectively. The fourth-quarter increase of 4.2 percent was primarily driven by wireless growth in Puerto Rico and the Dominican Republic, partially offset by unfavorable foreign exchange rates in the Dominican Republic. The full-year increase of 8.9 percent primarily reflects favorable foreign exchange impacts in the Dominican Republic.

•	During the fourth quarter, the second part of the Vodafone Omnitel share buyback was completed, resulting in Verizon receiving approximately $1.0 billion in proceeds before taxes. During the second quarter of 2005, the board of directors and shareowners of Vodafone Omnitel approved a share buyback in two parts — resulting in total cash proceeds before taxes of $2.2 billion for the year.

Verizon News Release, page 12

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other communication innovations to wireline and wireless customers. Verizon operates America’s most reliable wireless network, serving 51.3 million customers nationwide; one of the most expansive wholly-owned global IP networks; and one of the nation’s premier wireline networks, serving home, business and wholesale customers. Based in New York, Verizon has a diverse workforce of approximately 250,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.

Verizon Communications Inc.

Consolidated Statements of Income

				(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	% Change	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04	% Change
Operating Revenues	$19,326	$18,263	5.8	$75,112	$71,283	5.4
Operating Expenses
Cost of services and sales	6,552	6,064	8.0	25,469	23,168	9.9
Selling, general & administrative expense	5,494	5,281	4.0	21,312	21,088	1.1
Depreciation and amortization expense	3,573	3,565.2		14,047	13,910	1.0
Sales of businesses, net	—	—	—	(530)	—	*

Total Operating Expenses	15,619	14,910	4.8	60,298	58,166	3.7

Operating Income	3,707	3,353	10.6	14,814	13,117	12.9
Equity in earnings of unconsolidated businesses	134	1,056	(87.3)	689	1,691	(59.3)
Income from other unconsolidated businesses	35	1	*	92	75	22.7
Other income and (expense), net	(11)	42	*	237	22	*
Interest expense	(540)	(575)	(6.1)	(2,180)	(2,384)	(8.6)
Minority interest	(955)	(574)	66.4	(3,045)	(2,409)	26.4

Income Before Provision for Income Taxes and Discontinued Operations	2,370	3,303	(28.2)	10,607	10,112	4.9
Provision for income taxes	(712)	(786)	(9.4)	(3,210)	(2,851)	12.6

Income Before Discontinued Operations	1,658	2,517	(34.1)	7,397	7,261	1.9
Discontinued Operations(1)
Income from operations	—	1,027	(100.0)	—	1,116	(100.0)
Provision for income taxes	—	(505)	(100.0)	—	(546)	(100.0)

Income on discontinued operations	—	522	(100.0)	—	570	(100.0)

Net Income	$1,658	$3,039	(45.4)	$7,397	$7,831	(5.5)

Basic Earnings per Share	$.60	$1.10	(45.5)	$2.67	$2.83	(5.7)
Weighted average number of common shares (in millions)	2,764	2,770		2,766	2,770
Diluted Earnings per Share(2)	$.59	$1.08	(45.4)	$2.65	$2.79	(5.0)
Weighted average number of common shares-assuming dilution (in millions)	2,816	2,823		2,817	2,831

Footnotes:

(1)	Discontinued Operations includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.

(2)	Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $17 million and $60 million for the fourth quarter and year-to-date 2005, respectively, and $14 million and $68 million for the fourth quarter and year-to-date 2004, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt, which represent the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income Before Special Items

				(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	% Change	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04	% Change
Operating Revenues(1)
Domestic Telecom	$9,359	$9,533	(1.8)	$37,616	$38,021	(1.1)
Domestic Wireless	8,686	7,342	18.3	32,301	27,662	16.8
Information Services	844	874	(3.4)	3,452	3,549	(2.7)
International	567	544	4.2	2,193	2,014	8.9
Other	(130)	(181)	(28.2)	(652)	(558)	16.8

Total Operating Revenues	19,326	18,112	6.7	74,910	70,688	6.0

Operating Expenses(1)
Cost of services and sales	6,552	6,013	9.0	25,396	22,975	10.5
Selling, general & administrative expense	5,291	5,111	3.5	20,997	20,093	4.5
Depreciation and amortization expense	3,573	3,565.2		14,047	13,881	1.2

Total Operating Expenses	15,416	14,689	4.9	60,440	56,949	6.1

Operating Income	3,910	3,423	14.2	14,470	13,739	5.3
Operating income impact of operations sold(1)	—	53	(100.0)	78	202	(61.4)
Equity in earnings of unconsolidated businesses	134	269	(50.2)	689	904	(23.8)
Income from other unconsolidated businesses	35	1	*	92	32	187.5
Other income and (expense), net	(7)	42	*	251	77	226.0
Interest expense	(540)	(575)	(6.1)	(2,180)	(2,384)	(8.6)
Minority interest	(955)	(574)	66.4	(3,045)	(2,409)	26.4

Income Before Provision for Income Taxes and Discontinued Operations	2,577	2,639	(2.3)	10,355	10,161	1.9
Provision for income taxes	(798)	(842)	(5.2)	(3,204)	(3,180)	.8

Income Before Discontinued Operations	1,779	1,797	(1.0)	7,151	6,981	2.4
Discontinued Operations(2)
Income from operations	—	10	(100.0)	—	99	(100.0)
Provision for income taxes	—	(4)	(100.0)	—	(45)	(100.0)

Income on discontinued operations	—	6	(100.0)	—	54	(100.0)

Net Income Before Special Items	$1,779	$1,803	(1.3)	$7,151	$7,035	1.6

Basic Earnings per Share	$.64	$.65	(1.5)	$2.59	$2.54	2.0
Weighted average number of common shares (in millions)	2,764	2,770		2,766	2,770

Diluted Adjusted Earnings per Share(3)	$.64	$.64	—	$2.56	$2.51	2.0
Weighted average number of common shares-assuming dilution (in millions)	2,816	2,823		2,817	2,831

Footnotes:

(1)       Reclassifications of prior period amounts have also been made, where appropriate, to reflect comparable operating results excluding significant operations sold, principally the previously announced Domestic Telecom access lines, as follows:

Revenues	$—	$151		$202	$595
Expenses	$—	$98		$124	$393

(2)       Discontinued Operations includes the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004.

(3)       Diluted Earnings per Share include (i) income related to share dilution (exchangeable equity interests and zero coupon convertible debt) of $17 million and $60 million for the fourth quarter and year-to-date 2005, respectively, and $14 million and $68 million for the fourth quarter and year-to-date 2004, respectively, and (ii) the dilutive effect of shares issuable under our stock-based compensation plans, exchangeable equity interests and zero coupon convertible debt,

        which represent the only potential dilution.

*      Not meaningful

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

	(dollars in millions, except per share amounts)

	3 Mos. Ended 12/31/05 Reported (GAAP)	Special and Non-Recurring Items					3 Mos. Ended 12/31/05 Before Special Items
Unaudited		Verizon Center Relocation, Net	Pension and Benefit Charges	Severance	Other Special Items	Tax on Repatriated Earnings
Operating Revenues	$19,326	$—	$—	$—	$—	$—	$19,326
Operating Expenses
Cost of services and sales	6,552	—	—	—	—	—	6,552
Selling, general & administrative expense	5,494	(46)	(98)	(59)	—	—	5,291
Depreciation and amortization expense	3,573	—	—	—	—	—	3,573
Sales of businesses, net	—	—	—	—	—	—	—

Total Operating Expenses	15,619	(46)	(98)	(59)	—	—	15,416

Operating Income	3,707	46	98	59	—	—	3,910
Operating income impact of operations sold	—	—	—	—	—	—	—
Equity in earnings of unconsolidated businesses	134	—	—	—	—	—	134
Income from other unconsolidated businesses	35	—	—	—	—	—	35
Other income and (expense), net	(11)	—		—	4	—	(7)
Interest expense	(540)	—	—	—	—	—	(540)
Minority interest	(955)	—	—	—	—	—	(955)

Income Before Provision for Income Taxes and Discontinued Operations	2,370	46	98	59	4	—	2,577
Provision for income taxes	(712)	(17)	(39)	(23)	(2)	(5)	(798)

Income Before Discontinued Operations	1,658	29	59	36	2	(5)	1,779
Discontinued Operations
Income from operations	—	—	—	—	—	—	—
Provision for income taxes	—	—	—	—	—	—	—

Income on discontinued operations	—	—	—	—	—	—	—

Net Income	$1,658	$29	$59	$36	$2	$(5)	$1,779

Basic Earnings per Common Share(1)	$.60	$.01	$.02	$.01	$—	$—	$.64
Diluted Earnings per Common Share(1)	$.59	$.01	$.02	$.01	$—	$—	$.64

	3 Mos. Ended 12/31/04 Reported (GAAP)	Special and Non-Recurring Items				3 Mos. Ended 12/31/04 Before Special Items
Unaudited		Severance, Pension and Benefit Charges	Impact of Operations Sold	Sales of Businesses and Investments, Net	Tax Benefits
Operating Revenues	$18,263	$—	$(151)	$—	$—	$18,112
Operating Expenses
Cost of services and sales	6,064	—	(51)	—	—	6,013
Selling, general & administrative expense	5,281	(23)	(47)	(100)	—	5,111
Depreciation and amortization expense	3,565	—	—	—	—	3,565

Total Operating Expenses	14,910	(23)	(98)	(100)	—	14,689

Operating Income	3,353	23	(53)	100	—	3,423
Operating income impact of operations sold	—	—	53	—	—	53
Equity in earnings of unconsolidated businesses	1,056	—	—	(787)	—	269
Income from other unconsolidated businesses	1	—	—	—	—	1
Other income and (expense), net	42	—	—	—	—	42
Interest expense	(575)	—	—	—	—	(575)
Minority interest	(574)	—	—	—	—	(574)

Income Before Provision for Income Taxes and Discontinued Operations	3,303	23	—	(687)	—	2,639
Provision for income taxes	(786)	(9)	—	187	(234)	(842)

Income Before Discontinued Operations	2,517	14	—	(500)	(234)	1,797
Discontinued Operations
Income from operations	1,027	—	—	(1,017)	—	10
Provision for income taxes	(505)	—	—	501	—	(4)

Income on discontinued operations	522	—	—	(516)	—	6

Net Income	$3,039	$14	$—	$(1,016)	$(234)	$1,803

Basic Earnings per Common Share(1)	$1.10	$.01	$—	$(.37)	$(.08)	$.65
Diluted Earnings per Common Share(1)	$1.08	$—	$—	$(.36)	$(.08)	$.64

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Consolidated Statements of Income - Reconciliations

	(dollars in millions, except per share amounts)

	12 Mos. Ended 12/31/05 Reported (GAAP)	Special and Non-Recurring Items								12 Mos. Ended 12/31/05 Before Special Items
Unaudited		Sales of Businesses, Net	Impact of Operations Sold	Verizon Center Relocation, Net	Lease Impairment and Other Special Items	Tax Benefits	Tax on Repatriated Earnings	Pension and Benefit Charges	Severance
Operating Revenues	$75,112	$—	$(202)	$—	$—	$—	$—	$—	$—	$74,910
Operating Expenses
Cost of services and sales	25,469	—	(73)	—	—	—	—	—	—	25,396
Selling, general & administrative expense	21,312	—	(51)	18	(125)	—	—	(98)	(59)	20,997
Depreciation and amortization expense	14,047	—	—	—	—	—	—	—	—	14,047
Sales of businesses, net	(530)	530	—	—	—	—	—	—	—	—

Total Operating Expenses	60,298	530	(124)	18	(125)	—	—	(98)	(59)	60,440

Operating Income	14,814	(530)	(78)	(18)	125	—	—	98	59	14,470
Operating income impact of operations sold	—	—	78	—	—	—	—	—	—	78
Equity in earnings of unconsolidated businesses	689	—	—	—	—	—	—	—	—	689
Income from other unconsolidated businesses	92	—	—	—	—	—	—	—	—	92
Other income and (expense), net	237	—	—	—	14	—	—	—	—	251
Interest expense	(2,180)	—	—	—	—	—	—	—	—	(2,180)
Minority interest	(3,045)	—	—	—	—	—	—	—	—	(3,045)

Income Before Provision for Income Taxes and Discontinued Operations	10,607	(530)	—	(18)	139	—	—	98	59	10,355
Provision for income taxes	(3,210)	194	—	10	(6)	(336)	206	(39)	(23)	(3,204)

Income Before Discontinued Operations	7,397	(336)	—	(8)	133	(336)	206	59	36	7,151
Discontinued Operations
Income from operations	—	—	—	—	—	—	—	—	—	—
Provision for income taxes	—	—	—	—	—	—	—	—	—	—

Income on discontinued operations	—	—	—	—	—	—	—	—	—	—

Net Income	$7,397	$(336)	$—	$(8)	$133	$(336)	$206	$59	$36	$7,151

Basic Earnings per Common Share (1)	$2.67	$(.12)	$—	$—	$.05	$(.12)	$.07	$.02	$.01	$2.59
Diluted Earnings per Common Share (1)	$2.65	$(.12)	$—	$—	$.05	$(.12)	$.07	$.02	$.01	$2.56

	12 Mos. Ended 12/31/04 Reported (GAAP)	Special and Non-Recurring Items					12 Mos. Ended 12/31/04 Before Special Items
Unaudited		Severance, Pension and Benefit Charges	Impact of Operations Sold	Sales of Business and Investments, Net	Tax Benefits	Other Special Items
Operating Revenues	$71,283	$—	$(595)	$—	$—	$—	$70,688
Operating Expenses
Cost of services and sales	23,168	—	(193)	—	—	—	22,975
Selling, general & administrative expense	21,088	(815)	(171)	(100)	—	91	20,093
Depreciation and amortization expense	13,910	—	(29)	—	—	—	13,881

Total Operating Expenses	58,166	(815)	(393)	(100)	—	91	56,949

Operating Income	13,117	815	(202)	100	—	(91)	13,739
Operating income impact of operations sold	—	—	202	—	—	—	202
Equity in earnings of unconsolidated businesses	1,691	—	—	(787)	—	—	904
Income from other unconsolidated businesses	75	—	—	(43)	—	—	32
Other income and (expense), net	22	—	—	—	—	55	77
Interest expense	(2,384)	—	—	—	—	—	(2,384)
Minority interest	(2,409)	—	—	—	—	—	(2,409)

Income Before Provision for Income Taxes and Discontinued Operations	10,112	815	—	(730)	—	(36)	10,161
Provision for income taxes	(2,851)	(316)	—	187	(234)	34	(3,180)

Income Before Discontinued Operations	7,261	499	—	(543)	(234)	(2)	6,981
Discontinued Operations
Income from operations	1,116	—	—	(1,017)	—	—	99
Provision for income taxes	(546)	—	—	501	—	—	(45)

Income on discontinued operations	570	—	—	(516)	—	—	54

Net Income	$7,831	$499	$—	$(1,059)	$(234)	$(2)	$7,035

Basic Earnings per Common Share (1)	$2.83	$.18	$—	$(.38)	$(.08)	$—	$2.54
Diluted Earnings per Common Share (1)	$2.79	$.18	$—	$(.37)	$(.08)	$—	$2.51

Footnote:

(1)	EPS totals may not add across due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures included in this Quarterly Bulletin.

Verizon Communications Inc.

Selected Financial and Operating Statistics

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04
Debt to debt and shareowners’ equity ratio-end of period	49.6%	51.1%	49.6%	51.1%
Book value per common share	$14.36	$13.56	$14.36	$13.56
Cash dividends declared per common share	$.405	$.385	$1.62	$1.54
Common shares outstanding (in millions)
End of period	2,763	2,770	2,763	2,770
Capital expenditures (including capitalized software)
Domestic Telecom	$2,051	$2,415	$8,267	$7,118
Domestic Wireless	1,522	1,512	6,484	5,633
Information Services	27	38	80	87
International	91	187	283	382
Other	81	30	210	39

Total	$3,772	$4,182	$15,324	$13,259

Total employees (1)	216,704	208,747	216,704	208,747

Footnote:

(1)	Prior period adjusted to reflect comparable figure.

Verizon Communications Inc.

Consolidated Balance Sheets

	(dollars in millions)

Unaudited	12/31/05	12/31/04	$ Change
Assets
Current assets
Cash and cash equivalents	$776	$2,290	$(1,514)
Short-term investments	2,498	2,257	241
Accounts receivable, net	9,171	9,801	(630)
Inventories	1,780	1,535	245
Assets held for sale	—	950	(950)
Prepaid expenses and other	2,223	2,646	(423)

Total current assets	16,448	19,479	(3,031)

Plant, property and equipment	193,610	185,522	8,088
Less accumulated depreciation	118,305	111,398	6,907

	75,305	74,124	1,181

Investments in unconsolidated businesses	4,604	5,855	(1,251)
Wireless licenses	47,804	42,090	5,714
Goodwill	836	837	(1)
Other intangible assets, net	4,293	4,521	(228)
Other assets	18,840	19,052	(212)

Total Assets	$168,130	$165,958	$2,172

Liabilities and Shareowners’ Investment
Current liabilities
Debt maturing within one year	$7,141	$3,593	$3,548
Accounts payable and accrued liabilities	12,351	13,177	(826)
Liabilities related to assets held for sale	—	525	(525)
Other	5,571	5,834	(263)

Total current liabilities	25,063	23,129	1,934

Long-term debt	31,869	35,674	(3,805)
Employee benefit obligations	18,819	17,941	878
Deferred income taxes	22,411	22,532	(121)
Other liabilities	3,534	4,069	(535)

Minority interest	26,754	25,053	1,701

Shareowners’ investment
Common stock	277	277	—
Contributed capital	25,369	25,404	(35)
Reinvested earnings	15,905	12,984	2,921
Accumulated other comprehensive loss	(1,783)	(1,053)	(730)
Common stock in treasury, at cost	(353)	(142)	(211)
Deferred compensation - employee stock ownership plans and other	265	90	175

Total shareowners’ investment	39,680	37,560	2,120

Total Liabilities and Shareowners' Investment	$168,130	$165,958	$2,172

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

		(dollars in millions)

Unaudited	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04	$ Change
Cash Flows From Operating Activities
Net Income	$7,397	$7,831	$(434)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	14,047	13,910	137
Sales of businesses, net	(530)	—	(530)
Gain on sale of discontinued operations	—	(516)	516
Employee retirement benefits	1,840	1,999	(159)
Deferred income taxes	(1,059)	1,842	(2,901)
Provision for uncollectible accounts	1,290	1,181	109
Income from unconsolidated businesses	(781)	(1,766)	985
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,410)	(3,243)	833
Other, net	2,218	582	1,636

Net cash provided by operating activities	22,012	21,820	192

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(15,324)	(13,259)	(2,065)
Acquisitions, net of cash acquired, and investments	(4,684)	(1,196)	(3,488)
Proceeds from disposition of businesses	1,326	117	1,209
Proceeds from discontinued operations	—	1,603	(1,603)
Net change in short-term investments	(344)	(100)	(244)
Other, net	534	2,492	(1,958)

Net cash used in investing activities	(18,492)	(10,343)	(8,149)

Cash Flows From Financing Activities
Proceeds from long-term borrowings	1,487	514	973
Repayments of long-term borrowings and capital lease obligations	(3,919)	(5,198)	1,279
Increase (decrease) in short-term obligations, excluding current maturities	2,129	(783)	2,912
Dividends paid	(4,427)	(4,262)	(165)
Proceeds from sale of common stock	37	320	(283)
Purchase of common stock for treasury	(271)	(370)	99
Other, net	(70)	(77)	7

Net cash used in financing activities	(5,034)	(9,856)	4,822

Increase (decrease) in cash and cash equivalents	(1,514)	1,621	(3,135)
Cash and cash equivalents, beginning of period	2,290	669	1,621

Cash and cash equivalents, end of period	$776	$2,290	$(1,514)

Verizon Communications Inc.

Domestic Telecom – Selected Financial Results

					(dollars in millions)

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	% Change	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04	% Change
Operating Revenues
Local services	$4,375	$4,496	(2.7)	$17,600	$18,269	(3.7)
Network access services	3,071	3,018	1.8	12,217	12,058	1.3
Long distance services	1,081	1,053	2.7	4,347	4,141	5.0
Other services	832	966	(13.9)	3,452	3,553	(2.8)

Total Operating Revenues	9,359	9,533	(1.8)	37,616	38,021	(1.1)

Operating Expenses
Cost of services and sales	3,971	3,803	4.4	15,604	14,830	5.2
Selling, general & administrative expense	2,131	2,038	4.6	8,419	8,621	(2.3)
Depreciation and amortization expense	2,219	2,258	(1.7)	8,801	8,910	(1.2)

Total Operating Expenses	8,321	8,099	2.7	32,824	32,361	1.4

Operating Income	$1,038	$1,434	(27.6)	$4,792	$5,660	(15.3)
Operating Income Margin	11.1%	15.0%		12.7%	14.9%

Segment Income	$406	$704	(42.3)	$1,906	$2,652	(28.1)

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment	transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Domestic Telecom – Selected Operating Statistics

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	% Change	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04	% Change
Switched access lines in service (000)
Residence	30,902	33,725	(8.4)	30,902	33,725	(8.4)
Business	17,509	18,143	(3.5)	17,509	18,143	(3.5)
Public	392	421	(6.9)	392	421	(6.9)

Total	48,803	52,289	(6.7)	48,803	52,289	(6.7)

Wholesale voice connections* (000)	5,518	6,576	(16.1)	5,518	6,576	(16.1)
Minutes of use from Carriers and CLECs (in millions)	50,365	53,413	(5.7)	206,741	222,598	(7.1)
Long distance lines (000)	18,359	17,367	5.7	18,359	17,367	5.7
Broadband connections (000)	5,144	3,485	47.6	5,144	3,485	47.6
High capacity and digital data revenues ($ in millions)
Data transport	$1,970	$1,796	9.7	$7,660	$6,921	10.7
Data solutions	221	215	2.8	829	758	9.4

Total revenues	$2,191	$2,011	9.0	$8,489	$7,679	10.5

Footnotes:

*	Resale and UNE-P lines, including lines covered under commercial agreements.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

					(dollars in millions)

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	% Change	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04	% Change
Revenues
Service revenues	$7,430	$6,467	14.9	$28,131	$24,400	15.3
Equipment and other	1,256	875	43.5	4,170	3,262	27.8

Total Revenues	8,686	7,342	18.3	32,301	27,662	16.8

Operating Expenses
Cost of services and sales	2,494	2,128	17.2	9,393	7,747	21.2
Selling, general & administrative expense	2,717	2,658	2.2	10,768	9,591	12.3
Depreciation and amortization expense	1,236	1,181	4.7	4,760	4,486	6.1

Total Operating Expenses	6,447	5,967	8.0	24,921	21,824	14.2

Operating Income	$2,239	$1,375	62.8	$7,380	$5,838	26.4
Operating Income Margin	25.8%	18.7%		22.8%	21.1%

Segment Income	$695	$396	75.5	$2,219	$1,645	34.9

Selected Operating Statistics
Subscribers (000)	51,337	43,816	17.2	51,337	43,816	17.2
Penetration	20.5%	18.0%		20.5%	18.0%
Subscriber net adds in period(1) (000)	2,046	1,698	20.5	7,521	6,294	19.5
Total churn rate, including prepaid	1.2%	1.4%		1.3%	1.5%

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment	transactions have not been eliminated.

(1)	Includes acquisition of 4,000 subscribers in the 4th quarter of 2004 and 32,000 subscribers, 4,000 subscribers, 11,000 subscribers and 11,000 subscribers in the first, second, third and fourth quarters of 2005, respectively.

Verizon Communications Inc.

Information Services – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	% Change	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04	% Change
Operating Revenues	$844	$874	(3.4)	$3,452	$3,549	(2.7)

Operating Expenses
Cost of services and sales	149	148.7		593	542	9.4
Selling, general & administrative expense	281	336	(16.4)	1,107	1,319	(16.1)
Depreciation and amortization expense	23	22	4.5	92	87	5.7

Total Operating Expenses	453	506	(10.5)	1,792	1,948	(8.0)

Operating Income	$391	$368	6.3	$1,660	$1,601	3.7
Operating Income Margin	46.3%	42.1%		48.1%	45.1%

Segment Income	$246	$225	9.3	$1,044	$968	7.9

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Information Services results for the prior year exclude the operations of Verizon Information Services Canada as a result of an agreement to sell the business reached in the third quarter of 2004. The sale was completed in the fourth quarter of 2004.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

International – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	% Change	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04	% Change
Operating Revenues	$567	$544	4.2	$2,193	$2,014	8.9

Operating Expenses
Cost of services and sales	164	170	(3.5)	707	626	12.9
Selling, general & administrative expense	184	120	53.3	675	471	43.3
Depreciation and amortization expense	85	87	(2.3)	340	324	4.9

Total Operating Expenses	433	377	14.9	1,722	1,421	21.2

Operating Income	$134	$167	(19.8)	$471	$593	(20.6)
Operating Income Margin	23.6%	30.7%		21.5%	29.4%

Equity in Earnings of Unconsolidated Businesses	$154	$305	(49.5)	$807	$1,031	(21.7)
Income from Other Unconsolidated Businesses	$—	$—	—	$56	$31	80.6

Segment Income	$280	$338	(17.2)	$1,251	$1,225	2.1

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision makers exclude these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/05	3 Mos. Ended 12/31/04	12 Mos. Ended 12/31/05	12 Mos. Ended 12/31/04
Operating Income Margin Excluding Special and Non-recurring Items and Net Pension/OPEB - Total Verizon
Operating Revenues	$19,326	$18,263
Special and non-recurring items	—	(151)

Adjusted Operating revenues	$19,326	$18,112

Reported operating income	$3,707	$3,353
Special and non-recurring items	203	70
Net pension/OPEB expense	353	238

Operating income excluding special and non-recurring items and net pension/OPEB	$4,263	$3,661

Reported operating income margin	19.2%	18.4%
Operating income margin excluding special and non-recurring items and net pension/OPEB	22.1%	20.2%

Operating Income Margin Excluding Net Pension/OPEB - Domestic Telecom
Total operating revenues	$9,359	$9,533	$37,616	$38,021

Operating income	$1,038	$1,434	$4,792	$5,660
Net pension/OPEB expense	317	200	1,248	803

Operating income excluding net pension/OPEB	$1,355	$1,634	$6,040	$6,463

Operating income margin	11.1%	15.0%	12.7%	14.9%
Operating income margin excluding net pension/OPEB	14.5%	17.1%	16.1%	17.0%

Unaudited	3 Mos. Ended 12/31/05
Domestic Wireless Cash Cost Per Customer
Domestic Wireless Cost of Services and Sales	$2,494
Domestic Wireless Selling, General & Administrative Expense	2,717
Less: Equipment and Other Revenue	(1,256)

Cash Expense	$3,955
Cumulative average subscribers (millions)	150.54

Cash Expense Per Subscriber	$26.27

Verizon Communications Inc.

Other Reconciliations

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/05	12 Mos. Ended 12/31/05
EBITDA - Verizon Wireless
Segment income:
Domestic Telecom	$406	$1,906
Verizon Wireless	695	2,219
Information Services	246	1,044
International	280	1,251

Total segments	1,627	6,420
Corporate and other	31	977

Consolidated net income	$1,658	$7,397

Verizon Wireless EBITDA
Segment income	$695	$2,219
Add/subtract non-operating items:
Provision for income taxes	495	1,598
Minority interest	935	2,995
Interest expense	133	601
Other income/(expense), net	(4)	(6)
Equity in earnings of unconsolidated businesses	(15)	(27)

Operating income	2,239	7,380
Add depreciation and amortization expense	1,236	4,760

Verizon Wireless EBITDA	$3,475	$12,140

Verizon Wireless total revenues	$8,686	$32,301

Verizon Wireless service revenues	$7,430	$28,131

Verizon Wireless operating income margin	25.8%	22.8%

Verizon Wireless EBITDA margin	46.8%	43.2%